    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1999
                                                  Registration No. 333 - _____
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                      ------------------------------------

                            EVERGREEN RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

               COLORADO                                      84-0834147
    (State or other jurisdiction                          (I.R.S. Employer
  of incorporation or organization)                     Identification No.)

                          1401 17TH STREET, SUITE 1200
                             DENVER, COLORADO 80202
                                 (303) 298-8100
                        (Address, including zip code, and
                     telephone number, including area code,
                  of registrants' principal executive offices)

                                 MARK S. SEXTON
                             CHIEF EXECUTIVE OFFICER
                            EVERGREEN RESOURCES, INC.
                            1401 17TH ST., SUITE 1200
                             DENVER, COLORADO 80202
                                 (303) 298-8100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

       DOUGLAS A. MAYS                                    KEVIN R. COLLINS
WOMBLE CARLYLE SANDRIDGE & RICE, PLLC                 EVERGREEN RESOURCES, INC.
   3300 ONE FIRST UNION CENTER                     1401 17TH STREET, SUITE 1200
 CHARLOTTE, NORTH CAROLINA 28202                      DENVER, COLORADO 80202
        (704) 331-4977                                   (303) 298-8100

                      ------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At such time or times after the effective date of this Registration Statement as the Selling Shareholders shall determine.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividends or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: / / _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                      ------------------------------------

                                                     CALCULATION OF REGISTRATION FEE
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   Title of each class of                                  Proposed maximum offering  Proposed maximum aggregate       Amount of
 securities to be registered     Amount to be registered         price per unit            offering price          registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value(1)          175,996                    $20.59375(2)             $3,624,418(2)              $1,007.59
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Each share of the registrant's common stock includes one stock purchase right.
(2) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act based on the high ($20.875) and low ($20.3125) sale prices of the registrant's common stock as quoted on the Nasdaq National Market on October 18, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

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

                                   PROSPECTUS

                            EVERGREEN RESOURCES, INC.

                         175,996 SHARES OF COMMON STOCK
                                 (NO PAR VALUE)

                    ----------------------------------------

          This prospectus is part of a registration statement that covers 175,996 shares of our common stock. These shares may be offered and sold from time to time by certain of our shareholders (the "selling shareholders"). We will not receive any of the proceeds from the sale of the common shares. We will bear the costs relating to the registration of the common shares, which we estimate to be $15,000.

          The common shares are traded on the Nasdaq Stock Market under the symbol EVER. The average of the high and low prices of the common shares as reported on the Nasdaq Stock Market on October 21, 1999 was $20.97 per common share.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         PURCHASING SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                    ----------------------------------------













                THE DATE OF THIS PROSPECTUS IS OCTOBER 22, 1999.

          The terms "Evergreen," "Company," "we," "our" and "us" refer to Evergreen Resources, Inc. and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor. We have included technical terms important to an understanding of our business under "Glossary of Certain Oil and Gas Terms" on page 11.

                    ----------------------------------------

          You should rely on the information contained or incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on page 10. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                                   THE COMPANY


          Evergreen Resources, Inc. is an independent energy company engaged in the exploration, production, development and acquisition of oil and gas properties. Our current operations are principally focused on developing and expanding our coalbed methane project located in the Raton Basin in southern Colorado. We also hold exploration licenses on approximately 513,000 acres onshore in the United Kingdom, and an oil and gas license on approximately 2.4 million acres in northern Chile.

          Evergreen is one of the largest holders of oil and gas leases in the Raton Basin, with approximately 200,000 gross acres of coal bed methane properties and approximately 220 producing gas wells. The Company's daily gas sales represent approximately 62% of the gas currently sold from the Raton Basin. The Company's Raton Basin drilling program has enabled it to build an extensive inventory of additional drilling locations. Evergreen has identified over 800 additional drilling locations on its Raton Basin acreage, of which 132 were included in the Company's estimated proved reserve base at December 31, 1998.

          At December 31, 1998, Evergreen had estimated net proved reserves of 405 Bcf with a PV-10 of approximately $215 million. All of the Company's estimated net proved reserves are natural gas from coal bed methane and are located in the Raton Basin. Approximately 60% of these net proved reserves are classified as proved developed. Evergreen has a 100% working interest in the majority of its Raton Basin acreage and wells, and also owns the gas collection systems and related equipment associated with these wells. The Company operates all of its Raton Basin producing properties.

          Evergreen Operating Corporation, a wholly owned subsidiary, operates approximately 220 oil and gas wells on behalf of its parent company. Evergreen Operating Corporation is primarily responsible for drilling, evaluation, production and sales activities associated with the Company's properties. Other subsidiaries are Primero Gas Marketing Company, which constructs and operates the Company's gas collection systems and markets and sells the Company's gas, Evergreen Well Service Company, which provides fracture stimulation services, cement work, drilling and workovers to the Company, and Evergreen Resources (UK) Ltd., which holds the exploration licenses onshore in the United Kingdom.

          We were incorporated in Colorado on January 14, 1981. Our principal executive offices are at 1401 17th Street, Suite 1200, Denver, Colorado 80202, and our telephone number is (303) 298-8100.

                                                   THE OFFERING

    Securities Offered            175,996 shares of common stock, no par value

    Offering Price                All or part of the shares offered hereby may
                                  be sold from time to time in amounts and on terms to be determined by the selling shareholders at the time of the sale

    Nasdaq Symbol                 EVER

                                  RISK FACTORS

          You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. Investing in the common stock involves a high degree of risk.

OIL AND GAS PRICES ARE VOLATILE, AND AN EXTENDED DECLINE IN PRICES WOULD HURT OUR PROFITABILITY AND FINANCIAL CONDITION.

          Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and gas properties depend heavily on prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. Any substantial or extended decline in the price of oil or gas would have a material adverse effect on our financial condition and results of operations. It could reduce our cash flow and borrowing capacity, as well as the value and the amount of our gas reserves. All of our proved reserves are natural gas. Therefore, we are more directly impacted by volatility in the price of natural gas. Various factors beyond our control will affect prices of oil and gas, including:

         -         worldwide and domestic supplies of oil and gas,

         - the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

         - political instability or armed conflict in oil or gas producing regions,

         -         the price and level of foreign imports,

         -         worldwide economic conditions,

         -         marketability of production,

         -         the level of consumer demand,

         -         the price, availability and acceptance of alternative fuels,

         -         the availability of pipeline capacity,

         -         weather conditions, and

         -         actions of federal, state, local and foreign authorities.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas.

         We periodically review the carrying value of our oil and gas properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our oil and gas properties when oil and gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

OUR OPERATIONS REQUIRE LARGE AMOUNTS OF CAPITAL.

         Our current development plans will require us to make large capital expenditures for the exploration and development of our natural gas properties. Also, we must secure substantial capital to explore and develop our international projects. Historically, we have funded our capital expenditures through a combination of funds generated internally from sales of production or properties, equity contributions, long-term debt financing and short-term financing arrangements. We currently do not have any sources of additional financing other than our credit facility. We cannot be sure that any additional financing will be available to us on acceptable terms. Future cash flows and the availability of financing will be subject to a number of variables, such as:

         -         the level of production from existing wells,

         -         prices of oil and natural gas, and

         - our success in locating and producing new reserves and the success of our coal bed methane project in the Raton Basin.

Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing shareholders. Debt financing could lead to:

         - a substantial portion of our operating cash flow being dedicated to the payment of principal and interest,

         - our being more vulnerable to competitive pressures and economic downturns, and

         -         restrictions on our operations.

If our revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if we could not obtain capital through our credit facility or otherwise, our ability to execute our development plans, replace our reserves or maintain production levels could be greatly limited.

INFORMATION CONCERNING OUR RESERVES AND FUTURE NET REVENUE ESTIMATES IS
UNCERTAIN.

         There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. Estimates of proved undeveloped reserves, which comprise a significant portion of our reserves, are by their nature uncertain. The reserve information incorporated by reference in this prospectus are only estimates. Although we believe they are reasonable, actual production, revenues and reserve expenditures will likely vary from estimates, and these variances may be material.

         Estimates of oil and natural gas reserves, by necessity, are projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

         In addition, you should not construe PV-10 as the current market value of the estimated oil and natural gas reserves attributable to our properties. We have based the estimated discounted future net cash flows from proved reserves on prices and costs as of the date of the estimate, in accordance with applicable regulations, whereas actual future prices and costs may be materially higher or lower. Many factors will affect actual future net cash flows, including:

         -         the amount and timing of actual production,

         -         supply and demand for natural gas,

         - curtailments or increases in consumption by natural gas purchasers, and

         -         changes in governmental regulations or taxation.

The timing of the production of oil and natural gas properties and of the related expenses affect the timing of actual future net cash flows from proved reserves and, thus, their actual present value. In addition, the 10% discount factor, which we are required to use to calculate PV-10 for reporting purposes, is not necessarily the most appropriate discount factor given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

WE DEPEND HEAVILY ON EXPANSION AND DEVELOPMENT OF THE RATON BASIN.

         Our future success depends on our ability to find, develop and acquire additional natural gas reserves in the Raton Basin that are economically recoverable. All of our proved reserves are in the Raton Basin, and our development plans make our future growth highly dependent on increasing production and reserves in the Raton Basin. Our proved reserves will decline as reserves are depleted, except to the extent we conduct successful exploration or development activities or acquire other properties containing proved reserves.

         At December 31, 1998, we had estimated net proved undeveloped reserves of approximately 162 billion cubic feet, which constituted approximately 40% of our total estimated net proved reserves. Our development plan includes increasing our reserve base through continued drilling and development of our existing properties in the Raton Basin. We cannot be sure, though, that our planned projects in the Raton Basin will lead to significant additional reserves or that we will be able to continue drilling productive wells at anticipated finding and development costs. In particular, to date our entire production has been from the Vermejo coal bearing formation, which is one of two formations in the Raton Basin. We recently began to exploit the Raton formation, which is the second coal bearing formation in the Raton Basin. Our results from the limited drilling to the Raton Formation are not sufficient to evaluate whether such exploitation will develop significant additional reserves.

THE OIL AND GAS EXPLORATION BUSINESS INVOLVES A HIGH DEGREE OF BUSINESS AND FINANCIAL RISK.

         The business of exploring for and, to a lesser extent, developing oil and gas properties is an activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on various assumptions and subjective judgments that are speculative. Although available geological and geophysical information can provide information about the potential of a property, it is impossible to predict accurately the ultimate production potential, if any, of a particular property or well. Moreover, the successful completion of an oil or gas well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomic or only marginally economic.

OUR BUSINESS IS SUBJECT TO OPERATING HAZARDS THAT COULD RESULT IN SUBSTANTIAL LOSSES.

         The oil and natural gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us substantial losses. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses. An event that is not fully covered by insurance -- for instance, losses resulting from pollution and environmental risks, which are not fully insurable -- could have a material adverse effect on our financial condition and results of operations.

EXPLORATORY DRILLING IS AN UNCERTAIN PROCESS WITH MANY RISKS.

         Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

         -         unexpected drilling conditions,

         -         pressure or irregularities in formations,

         -         equipment failures or accidents,

         -         adverse weather conditions,

         -         compliance with governmental requirements, and

         - shortages or delays in the availability of drilling rigs and the delivery of equipment.

Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activity within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified numerous potential drilling locations, we cannot be sure that we will ever drill them or that we will produce natural gas from them or any other potential drilling locations.

WE MAY FACE UNANTICIPATED WATER DISPOSAL COSTS.

         Based on our previous experience with coal bed methane gas production in the Raton Basin, we believe that the water produced from the Raton Basin coal seams will not exceed certain levels and will continue to be low in total dissolved solids, in many cases meeting state and federal potable water standards. This means that we can lawfully discharge the water into well-site pits and evaporation ponds using permits obtained from the State of Colorado. If water of lesser quality is discovered or our wells produce water in excess of the limits of our permitted facilities, we may have to drill additional disposal wells to re-inject the produced water back into the underground rock formations next to the coal seams or to lower sandstone horizons. If we cannot obtain permits from the State of Colorado in the future, water of lesser quality is discovered, our wells produce excess water or new laws or regulations require water to be disposed of in a different manner, the costs to dispose of this produced water will increase, which could have a material adverse effect on our operations in this area.

         We are the defendant in a lawsuit under the federal Clean Water Act relating to regulatory requirements for our water disposal from certain of our Raton Basin wells. We cannot assure you as to the outcome of this litigation.

WE HAVE LIMITED PROTECTION FOR OUR TECHNOLOGY AND DEPEND ON TECHNOLOGY OWNED BY OTHERS.

         We use operating practices that we believe are of significant value in developing coal bed methane resources. In most cases, patent or other intellectual property protection is unavailable for this technology. Our use of independent contractors in most aspects of our drilling and completion operations makes the protection of such technology more difficult. Moreover, we rely on technological know-how of the independent contractors that we retain for our oil and gas operations. We have no long-term agreements with these contractors and we cannot be sure that we will continue to have access to this know-how.

OUR BUSINESS DEPENDS ON TRANSPORTATION FACILITIES OWNED BY OTHERS.

         The marketability of our gas production depends in part on the availability, proximity and capacity of pipeline systems owned by third parties. Although we have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. Federal and state regulation of gas and oil production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport natural gas.

MARKET CONDITIONS COULD CAUSE US TO INCUR LOSSES ON OUR TRANSPORTATION
CONTRACTS.

         We have gas transportation contracts that require us to transport minimum volumes of natural gas. If we ship smaller volumes, we may be liable for the shortfall. Unforeseen events, including production problems or substantial decreases in the price for natural gas, could cause us to ship less than the required volumes, resulting in losses on these contracts.

OUR INDUSTRY IS HEAVILY REGULATED.

         Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Noncompliance with statutes and regulations may lead to substantial penalties, and the overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO RISKS OF DOING BUSINESS ABROAD.

         We hold exploration licenses onshore in the United Kingdom and in northern Chile and an interest in a consortium exploring offshore in the Falkland Islands. International operations are subject to political, economic and other uncertainties, including, among others, risk of war, revolution, border disputes, expropriation, re-negotiation or modification of existing contracts, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increases and retroactive tax claims, exchange controls, limits on allowable levels of production, currency fluctuations, labor disputes and other uncertainties arising out of foreign government sovereignty over our international operations.

WE MUST COMPLY WITH COMPLEX ENVIRONMENTAL REGULATIONS.

         Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. We could face significant liabilities to the government and third parties for discharging oil, natural gas or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect our results of operations and financial condition or that we will not face material indemnity claims with respect to properties we own or have owned.

OUR INDUSTRY IS HIGHLY COMPETITIVE.

         Major oil companies, independent producers, institutional and individual investors are actively seeking oil and gas properties throughout the world, along with the equipment, labor and materials required to operate properties. Many of our competitors have financial and technological resources vastly exceeding those available to us. Many oil and gas properties are sold in a competitive bidding process in which we may lack technological information or expertise available to other bidders. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition.

WE DEPEND ON KEY PERSONNEL.

         Our success will continue to depend on the continued services of our executive officers and a limited number of other senior management and technical personnel. Loss of the services of any of these people could have a material adverse effect on our operations. We maintain "key man" insurance on the lives of Mark S. Sexton, who is President, Chief Executive Officer and Chairman of Evergreen, and Dennis R. Carlton, who is a Senior Vice President and a director of Evergreen, in the amount of $1,000,000 each. We do not have employment agreements with any of our executive officers.

OUR HEDGING ARRANGEMENTS MIGHT LIMIT THE BENEFIT OF INCREASES IN NATURAL GAS PRICES.

         To reduce our exposure to short-term fluctuations in the price of natural gas, we enter into hedging arrangements from time to time with regard to a portion of our natural gas production. These hedging arrangements limit the benefit of increases in the price of natural gas while providing only partial protection against declines in natural gas prices.

OUR SHARES THAT ARE ELIGIBLE FOR FUTURE SALE MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR STOCK.

         As of the date of this prospectus, 14,575,777 shares of Evergreen common stock are outstanding. In addition, options and warrants to purchase 1,357,255 shares are outstanding, of which options and warrants to purchase 812,505 shares are exercisable. These options and warrants are exercisable at prices ranging from $4.25 to $14.625 per share. Of the shares outstanding, approximately 12,480,478 shares are freely tradeable without substantial restriction or the requirement of future registration under the Securities Act of 1933. In addition, various shareholders have registration rights with respect to a total of 1,475,660 shares of common stock. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

WE DO NOT PAY DIVIDENDS.

         We have never declared or paid any cash dividends on our common stock and have no intention to do so in the near future.

OUR ARTICLES OF INCORPORATION AND BYLAWS HAVE PROVISIONS THAT DISCOURAGE CORPORATE TAKEOVERS AND COULD PREVENT SHAREHOLDERS FROM REALIZING A PREMIUM ON THEIR INVESTMENT.

         Our articles of incorporation and bylaws contain provisions that may have the effect of delaying or preventing a change in control. These provisions, among other things, provide for noncumulative voting in the election of the board and impose procedural requirements on shareholders who wish to make nominations for the election of directors or propose other actions at shareholders' meetings. Also, our articles of incorporation authorize the board to issue up to 25,000,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board may determine. These provisions, alone or in combination with each other and with the rights plan described below, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common stock.

         On July 7, 1997 our board of directors adopted a shareholder rights agreement, pursuant to which uncertificated stock purchase rights were distributed to our shareholders at a rate of one right for each share of common stock held of record as of July 22, 1997. The rights plan is designed to enhance the board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire Evergreen by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover of Evergreen not supported by the board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing stock price.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business and our future results of operations, market conditions in the oil and gas industry, our ability to make and integrate acquisitions and the outcome of litigation and the impact of governmental regulation. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

         -         a decline in natural gas production or natural gas prices,

         -         incorrect estimates of required capital expenditures,

         - increases in the cost of drilling, completion and gas collection or other costs of production and operations,

         -         an inability to meet growth projections, and

         - other risk factors set forth under "Risk Factors" in this prospectus.

In addition, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Evergreen, our business or our management, are intended to identify forward-looking statements.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common shares. We have paid the costs relating to the registration of these shares, which we estimate to be $15,000.

                              SELLING SHAREHOLDERS

         Of the shares being offered by the selling shareholders, 120,000 were acquired in connection the Company's acquisition of the outstanding stock of XYZ Minerals, Inc. from Bluegreen Corporation of the Rockies, Inc. on October 8, 1999. All other shares offered by the selling shareholders were acquired in connection with various other property acquisitions.

         The following table sets forth, for each selling shareholder, the amount of common stock of the Company owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this prospectus). None of the selling shareholders has had any position, office or other relationship material to Evergreen with Evergreen or any of its affiliates within the past three years.

                                                                                            NUMBER OF
                                                                       NUMBER OF           SHARES TO BE              BENEFICIAL
                                                     NUMBER OF           SHARES           HELD AFTER THE          OWNERSHIP AFTER
                                                       SHARES           OFFERED           COMPLETION OF          THE COMPLETION OF
NAME                                                   OWNED             HEREBY           THIS OFFERING            THIS OFFERING
-----------------------------------------------    --------------    --------------    --------------------    --------------------
Bluegreen Corporation of the Rockies, Inc.            120,000           120,000                 0                        -
Alpha Energy, Inc.                                     15,190            15,190                 0                        -
Majestic Canyon Ranch, LLC                             11,700            11,700                 0                        -
Foster Exploration, Inc.                                8,602             8,602                 0                        -
James E. Kreutzfeld                                     8,602             8,602                 0                        -
Peterson Energy Management, Inc.                        8,602             8,602                 0                        -
Jill L. Tamburelli                                      3,300             3,300                 0                        -

                              PLAN OF DISTRIBUTION

    Evergreen is registering the shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. Evergreen will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

    The selling shareholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through.

    - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

    - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

    - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

    When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

    - enter into transactions involving short sales of the shares by broker-dealers;

    - sell shares short themselves and redeliver such shares to close out their short positions;

    - enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

    - loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

    The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, or the 1933 Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters" they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

    In addition to selling their shares under this prospectus, the selling shareholders may:

    - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the 1933 Act;

    - transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

    - sell their shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

         Subject to certain terms and conditions, Evergreen has provided Bluegreen Corporation of the Rockies, Inc. with price protection on the value of its Evergreen common stock. If the sales price received by Bluegreen upon the sale of the Evergreen stock is less than the issuance price of $20.83 per share, Evergreen will be required to reimburse Bluegreen for the price differential. In addition, Bluegreen has agreed that it will limit its sales of common stock on any trading day to the lesser of 1% of Evergreen's outstanding shares or 10% of the average daily trading volume of Evergreen common stock over the 10 trading days ending on the second business day before such trading day, that it will give prior written notice to the Company one business day in advance of any proposed sale in excess of 5,000 shares and that it shall conduct all sales in good faith. There are no other contractual arrangements between or among any of the selling shareholders and the Company with regard to the sale of the shares and no professional underwriter in its capacity as such will be acting for the selling shareholders.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

         The legality of the shares offered hereby has been passed upon for us by Berenbaum, Weinshienk & Eason, P.C.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we have filed at the SEC's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at regional offices of the SEC at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. For further information on the SEC's public reference rooms, please call 1-800-SEC-0330. Our filings are also available to the public from the SEC's Internet web site at http://www.sec.gov. Information about us also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information filed with the SEC after the date of this prospectus will automatically update and supersede this information. The following documents filed with the SEC are incorporated by reference:

         (1) Annual report on Form 10-K for the year ended December 31, 1998;

         (2) Quarterly reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

         (3) Amendment to Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1999;

         (4) Current reports on Form 8-K filed on May 28, 1999 and June 18, 1999 (amended on Form 8-K/A filed on June 21, 1999);

         (5) The description of the common stock that is contained in our registration statement on Form 8-A filed with the SEC on or about December 21, 1981, including any amendment or report filed for the purpose of updating the description; and

         (6) The description of our Shareholders Rights Agreement that is contained in our registration statement on Form 8-A filed with the SEC on December 18, 1998.

         Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act are incorporated by reference in this prospectus until we complete the offering of the securities.

         We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Kevin R. Collins, 1401 17th Street, Suite 1200, Denver, Colorado 80202 (telephone 303-298-8100).

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                      GLOSSARY OF CERTAIN OIL AND GAS TERMS

         The following are definitions of terms commonly used in the oil and natural gas industry and in this prospectus and the documents incorporated by reference in this prospectus.

         Unless otherwise indicated in these documents, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 (degrees) Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids so that one barrel of oil is referred to as six Mcf of natural gas equivalent or "Mcfe." As used in this document, the following terms have the following specific meanings: "Mcf" means thousand cubic feet, "Mmcf" means million cubic feet, "Bcf" means billion cubic feet, "Bbl" means barrel, "Btu" means British Thermal Unit, or the quantity of heat required to raise the temperature of one pound of water by one Degree Fahrenheit, "MBbl" means thousand barrels, "Mcfe" means thousand cubic feet equivalent, "Bcfe" means billion cubic feet equivalent, "MMcfe" means million cubic feet equivalent, and "MMBtu" means million British thermal units.

         CAPITAL EXPENDITURES. Costs associated with exploratory and development drilling (including exploratory dry holes); leasehold acquisitions; seismic data acquisitions; geological, geophysical and land related overhead expenditures; delay rentals; producing property acquisitions; other miscellaneous capital expenditures; compression equipment and pipeline costs.

         DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

         DEVELOPMENT WELL. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

         EXPLORATORY WELL. A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

         FINDING AND DEVELOPMENT COST. The total capital expenditures, including acquisition costs, and exploration and abandonment costs, for oil and natural gas activities divided by the amount of proved reserves added in the specified period.

         GOB GAS. Gob gas is methane gas that has collected in abandoned underground coal mines.

         GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which the Company has a working interest.

         LOE. Lease operating expenses, which includes, among other things, extraction costs and production and property taxes.

         OPERATOR. The individual or company responsible to the working interest owners for the exploration, development and production of an oil or natural gas well or lease.

         PRESENT VALUE OF FUTURE NET REVENUES OR PV-10. The present value of estimated future net revenues to be generated from the production of proved reserves, net of estimated production and ad valorem taxes, future capital costs and operating expenses, using prices and costs in effect as of the date indicated, without giving effect to federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties.

         RECOMPLETION. The completion of an existing well for production from a formation that exists behind the casing of the well.

         RESERVES. Natural gas and crude oil, condensate and natural gas liquids on a net revenue interest basis, found to be commercially recoverable. "Proved developed reserves" includes proved developed producing reserves and proved developed behind-pipe reserves. "Proved developed producing reserves" includes only those reserves expected to be recovered from existing completion intervals in existing wells. "Proved undeveloped reserves" includes those reserves expected to be recovered from new wells on proved undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

         UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether or not such acreage contains proved reserves.

         WORKING INTEREST. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee             $ 1,008
Legal fees and expenses                                           8,000
Accounting fees and expenses                                      2,000
Miscellaneous                                                     3,992
                                                                 ------
         TOTAL (1)                                              $15,000
                                                                =======

-------------
(1) All amounts listed above are estimates, except for the Securities and Exchange Commission registration fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 7-108-402 of the Colorado Business Corporation Act (the "Act") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Company's articles of incorporation contain a provision eliminating liability as permitted by the statute. The Company's articles of incorporation further provide that directors and officers of the Company will not be held personally liable for any injury to persons or property caused by the wrongful act of any employee of the Company unless either (i) the director or officer was personally involved in the situation leading to litigation or (ii) the director or officer committed a criminal offense in connection with such litigation.

         Section 7-109-103 of the Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a "Director") or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation. The Company's articles of incorporation do not contain any such limitation.

         Section 7-109-102 of the Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Company's articles of incorporation and its bylaws provide for such indemnification. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

         Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. The Company's articles of incorporation and bylaws provide for indemnification of officers, employees and agents of the Company to the same extent as its directors.

         The Company's articles of incorporation and bylaws permit the Company to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if the person undertakes to repay the amount unless it is ultimately determined that he is entitled to such expenses.

         The Company's articles of incorporation also provide that the Company may purchase and maintain insurance covering any person serving on behalf of, or at the request of, the Company against any liability incurred by him in such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability.

ITEM 16.  EXHIBITS.

         The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:


  EXHIBIT NO.         TITLE
----------------      ---------------------------------------------------------
       4              Shareholders Rights Agreement, incorporated by reference
                      to Exhibit 2 of the Company's Current Report on
                      Form 8-K dated July 7, 1997
       5              Opinion of Berenbaum, Weinshienk & Eason, P.C.
      23.1            Consent of Berenbaum, Weinshienk & Eason, P.C.
                      (included in Exhibit 5)
      23.2            Consent of BDO Seidman, LLP
      23.3            Consent of Resource Services International, Inc.
      23.4            Consent of Netherland, Sewell & Associates, Inc.
       24             Power of Attorney (included in the signature page of this
                      registration statement)

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 of Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on October 22, 1999.

                                 EVERGREEN RESOURCES, INC.

                     /s/ Mark S. Sexton
                    ----------------------------------------------------------
                     By: Mark S. Sexton, President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned hereby nominates, constitutes and appoints Mark
S. Sexton and Kevin R. Collins, or either one of them severally, to be his true and lawful attorney-in-fact and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the "Commission"), any and all amendments, including post-effective amendments on Form S-3 or other appropriate form, to this registration statement, and any additional registration statement pursuant to Rule 462(b), and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 22, 1999.


/s/ Mark S. Sexton                                         /s/ Kevin R. Collins
-------------------------------------------------          ------------------------------------------------
Mark S. Sexton, President, Chief Executive Officer         Kevin R. Collins, Vice President, Treasurer and
and Director (principal executive officer)                 Chief Financial Officer (principal financial and
                                                           accounting officer)

/s/ Alain Blanchard                                        /s/ Dennis R. Carlton
-----------------------------------------                  -----------------------------------------
Alain Blanchard, Director                                  Dennis R. Carlton, Director


/s/ Larry D. Estridge                                      /s/ John J. Ryan III
-----------------------------------------                  -----------------------------------------
Larry D. Estridge, Director                                John J. Ryan III, Director



-----------------------------------------
Scott D. Sheffield, Director